SECURED PROMISSORY NOTE

$165,000	JANUARY 31, 2007

 FOR VALUE RECEIVED, POWER TECHNOLOGY, INC., a Nevada corporation whose address is 5300 Memorial Drive, Suite 700, Houston, Texas 77007 ("Maker"), promises to pay to the order of CSI BUSINESS FINANCE, INC., a Delaware corporation ("Payee"), in lawful money of the United States of America, the principal sum of up to ONE HUNDRED AND SIXTY FIVE THOUSAND AND 00/100 DOLLARS ($165,000.00). All principal and any interest hereunder shall be payable at 109 North Post Oak Lane, Suite 422, Houston, Texas, 77024, or such other place that Payee may hereinafter designate in writing.

This Note shall be funded as follows: $75,000 shall be funded on January 31, 2007. If prior to March 1, 2007, Maker’s shareholders approve and ratify an amendment to the Articles of Incorporation of Maker to change the number of the authorized shares of Common Stock from 100,000,000 shares to 750,000,000 shares, then $45,000 shall be funded on March 1, 2007, and $45,000 will be funded on April 1, 2007.

Principal under this note shall bear interest at the rate of eighteen percent (18%) per annum from the date of funding until paid in full. Accrued interest shall be due and payable on the 1st day of March , 2007, and on the 1st day of each subsequent month during the term hereof. All principal and interest under this Note shall be paid in full on June 30, 2007. All interest that shall accrue in accordance herewith on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 days.

Each of the following events shall be herein referred to as an "Event of Default": (i) the failure to make payment of any of the principal or interest hereunder when due or on demand by payee, (ii) the filing of a petition in bankruptcy by Maker, (iii) the assignment of assets for the benefit of creditors of Maker, or (iv) the failure of the company to hold a shareholder meeting approving the issuance of up to 750 million common shares of the company’s common stock no later than February 28, 2007. It is especially agreed, that upon the occurrence of an Event of Default, Payee or any other holder hereof at any time thereafter may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable and upon notice to Maker and failure to cure, the same shall become and shall be immediately due and payable; and (b) take any and all other actions available to Payee or any holder under this Note or any document given to secure this Note, at law, in equity or otherwise. The failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the salad upon the occurrence of a subsequent default.

In addition to all principal and accrued interest on this Note, Maker agrees to pay (i) all reasonable costs and, expenses incurred by all owners and holders of this Note in collecting this Note through reorganization, bankruptcy, receivership or any other proceeding and (ii) reasonable attorney's fees when and if this Note is placed in the hands of an attorney for collection after default.

It is the intention of the parties hereto to conform, strictly to applicable usury laws as in effect from time to time during the term of this Note. Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be applicable), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows: (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of an interest under applicable laws that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly refunded to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee); (iii,) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and. (iv) the effective rate of interest shall be IPSO FACTO reduced to the maximum lawful interest rate.

Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or part, without penalty or fee. Any prepayment of principal under this Note shall include accrued interest to the date of prepayment on the principal amount being prepaid.

Maker and any other co-makers, endorsers, guarantors and sureties severally (i) waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate or notice of acceleration), demand, presentment of payment, protest and filing of suit for the purpose of fixing liability, (ii) consent that the time of payment hereof may be extended without notice to them or any of them, (iii) expressly agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against Maker or any others liable here for, or to enforce its rights against any security here for, and (iv) consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto without notice thereof to any of them.

This Note is secured by that certain Stock Pledge Agreement of even date herewith executed by B.J. Walter in favor of Payee covering the pledge of 9,971,604 shares of fully paid and non-assessable shares of common stock of Maker represented by certificate numbers 5967, 10099, and 10015.

IN WITNESS WHEREOF, Maker has executed this Note as of the date set forth above.

POWER TECHNOLOGY, INC.

By:	/s/ Bernard J. Walter

Title:	President